EXHIBIT 99.1

Compass Therapeutics Reports 2026 Second Quarter Financial Results and Provides Corporate Update

  The Company expects feedback from the FDA this quarter regarding the COMPANION-002 Phase 2/3 data for tovecimig (DLL4 x VEGF-A bispecific antibody) in patients with biliary tract cancer (BTC), prior to a potential BLA filing later this year.
  Tovecimig data from this study has also been selected for an oral presentation at the 2026 European Society for Medical Oncology (ESMO) Congress in October.
  CTX-8371 (PD-1 x PD-L1 bispecific antibody) Phase 1 cohort expansions are actively enrolling patients with triple-negative breast cancer, Hodgkin lymphoma and non-small cell lung cancer based on earlier responses in these indications. Data from the dose-escalation portion of this study were presented at the ASCO 2026 Annual Meeting in June.
  The first patients in the Phase 1 study for CTX-10726 (PD-1 x VEGF-A bispecific antibody) have been dosed and the study is actively enrolling, with initial data expected in Q4.
  The Phase 2 study of CTX-471 (CD137 agonist antibody) in patients with tumors expressing NCAM (CD56) will be initiated in Q3.
  $180 million in cash and marketable securities at the end of Q2 2026, which is expected to fund operations into 2028.

BOSTON, Aug. 06, 2026 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases, today reported second quarter 2026 financial results and provided a business update.

“We are increasingly encouraged by the strength and consistency of the tovecimig data as we deepen our analyses ahead of engaging FDA later this month, and we are pleased the full dataset has been selected for an oral presentation at ESMO in October. This enthusiasm is echoed in feedback we’ve received from leading BTC clinicians, which reinforces our belief that tovecimig will be an important treatment option for so many patients with BTC. In the coming weeks, we will be focused on engaging constructively with the FDA and incorporating any feedback as we advance towards a potential BLA filing,” said Thomas Schuetz, MD, PhD, Chief Executive Officer and Vice Chairman of the Board of Directors.

“Building on our progress with tovecimig, we continued to advance our broader clinical pipeline this quarter. CTX-8371, our novel PD-1 x PD-L1 checkpoint inhibitor, continues to generate strong and durable clinical activity, some of which was presented at ASCO, and we are well underway with cohort expansions. We also continue to enroll patients in the Phase 1 study of CTX-10726, our differentiated PD-1 x VEGF-A bispecific antibody. We look forward to sharing a series of meaningful updates in the remainder of 2026, including FDA feedback shortly, that demonstrate our continued execution across the portfolio and our ability to translate novel science into differentiated clinical products.”

Pipeline Updates:

Tovecimig (DLL4 x VEGF-A bispecific antibody)

  In April 2026, the Company announced positive data from its Phase 2/3 study of tovecimig, which it plans to include in a BLA submission later this year. The company expects to receive feedback from the FDA on these data in Q3 2026.
  In the final data analysis, the overall response rate (ORR), the primary endpoint in the study, improved to 18.0% (20/111 patients) in the tovecimig combination arm from a previously reported 17.1%. One patient initially characterized as “Non-CR / Non-PD” due to target lesion characteristics was ultimately adjudicated by blinded independent central review (BICR) to be a partial response. With this change, the p-value improved to 0.0228 compared to paclitaxel alone (ORR of 5.3% in the paclitaxel arm).
  The investigator sponsored trial (IST) of tovecimig in combination with the current first-line, standard-of-care regimen of gemcitabine, cisplatin, and durvalumab in patients with BTC (NCT06548412) is ongoing with expansion to additional sites expected.
  Additional ISTs of tovecimig have been initiated, including a study of tovecimig plus FOLFIRI in patients with colorectal cancer in the second line setting (NCT07662031); and a novel-novel combination study of tovecimig plus CTX-471 in patients with glioblastoma in the second line setting (NCT07392957). The Company is evaluating additional studies for tovecimig in other indications, including both ISTs and Company-sponsored studies.

CTX-8371 (PD-1 x PD-L1 bispecific antibody)

  Cohort expansions for CTX-8371 are actively enrolling patients with triple-negative breast cancer (n=28), non-small cell lung cancer (n=28), and Hodgkin lymphoma (n=12) in the post-checkpoint inhibitor setting. These indications were selected based on the deep and durable responses observed in these indications in the dose escalation portion of the study. Half of the patients with each tumor type will be dosed at 3.0 mg/kg and half will be dosed at 10.0 mg/kg.
  Phase 1 data from the dose-escalation portion of the study was presented at ASCO 2026. Additional data from the cohort expansions are expected in Q4 2026.

CTX-10726 (PD-1 x VEGF-A bispecific antibody)

  The first patients have been dosed in the Phase 1 study, and the study is actively enrolling, with initial clinical data expected in Q4 2026.
  The Phase 1 multiple ascending dose-escalation study will include four doses (0.3, 1.0, 3.0, and 10.0 mg/kg) in a 3+3 dose-escalation design. The multi-center study will enroll patients with a prioritized set of solid tumor indications, including patients with locally advanced, unresectable or metastatic renal cell carcinoma, gastroesophageal cancer, hepatocellular carcinoma, and endometrial cancer, in whom standard of care therapies have failed.
  CTX-10726 is a tetravalent PD-1 x VEGF-A bispecific antibody discovered and engineered by the Company. CTX-10726 exhibits more potent PD-1 blockade compared with data reported for other drugs in the class.

CTX-471 (CD137 or 4-1BB agonist antibody)

  The Phase 2 trial of CTX-471 in patients with tumors expressing NCAM (CD56) will be initiated in Q3 2026.

Financial Results

Net loss for the quarter ended June 30, 2026, was $25.2 million or $0.13 per common share, compared to $19.9 million or $0.14 per common share for the same period in 2025. Net loss for the six months ended June 30, 2026, was $43.5 million or $0.23 per common share, compared to $36.5 million or $0.26 per common share for the same period in 2025.

Research and Development (R&D) Expenses

R&D expenses were $19.6 million for the quarter ended June 30, 2026, as compared to $16.4 million for the same period in 2025, an increase of $3.2 million or 19%. This was primarily driven by an increase of $2.6 million of expenses related to tovecimig. R&D expenses were $33.0 million for the six months ended June 30, 2026, as compared to $29.5 million for the same period in 2025, an increase of $3.5 million or 12%. This was primarily driven by an increase of $2.5M of stock compensation expense and $1.3M of manufacturing expense.

General and Administrative (G&A) Expenses

G&A expenses were $7.4 million for the quarter ended June 30, 2026, as compared to $4.7 million for the same period in 2025, an increase of $2.7 million or 59%. This was primarily driven by an increase of $1.4 million of pre-commercialization expenses and $0.8 million of higher stock compensation expense. G&A expenses were $14.3 million for the six months ended June 30, 2026, as compared to $9.6 million for the same period in 2025, an increase of $4.7 million or 50%. This was primarily driven by an increase of $3.1 million of pre-commercialization expenses and $2.1 million of higher stock compensation expense.

Cash Position

As of June 30, 2026, cash and marketable securities were $180 million as compared to $209 million as of December 31, 2025, a decrease of $29 million, with an anticipated cash runway into 2028. During the first six months of 2026, $32 million net cash was used in operating activities, which was partially offset by cash provided by financing activities of $3 million.

About Compass Therapeutics
Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. The company’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Compass has built a robust pipeline of novel product candidates designed to target multiple critical biological pathways required for an effective anti-tumor response. These pathways include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. The company plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The Company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com

Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Compass’s financial position to continue advancing its product candidates, expectations about cash runway, business and development plans, and statements regarding Compass’s product candidates, including their development and clinical trial milestones such as the expected trial design, timing of enrollment, patient dosing and data readouts, regulatory plans, interactions, and potential pathways with respect to Compass’s product candidates and the therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov, including without limitation Compass’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC.

Investor Contact
ir@compasstherapeutics.com
Media Contact
Anna Gifford, Chief of Staff
media@compasstherapeutics.com
617-500-8099

Compass Therapeutics, Inc. and Subsidiaries
Consolidated Statement of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$19,576	$16,415	$32,968	$29,476
General and administrative	7,403	4,651	14,310	9,556
Loss from operations	(26,979)	(21,066)	(47,278)	(39,032)
Interest income	1,825	1,185	3,807	2,518
Net loss	$(25,154)	$(19,881)	$(43,471)	$(36,514)
Net loss per share - basic and diluted	$(0.13)	$(0.14)	$(0.23)	$(0.26)
Basic and diluted weighted average shares outstanding	186,798	138,282	186,600	138,259

Compass Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,453	$30,643
Marketable securities	144,426	178,263
Prepaid expenses and other current assets	1,011	913
Total current assets	180,890	209,819
Property and equipment, net	324	102
Operating lease, right-of-use ("ROU") asset	8,391	9,099
Other assets	568	568
Total assets	$190,173	$219,588
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,906	$1,585
Accrued expenses	11,585	11,383
Operating lease obligations, current portion	1,637	1,000
Total current liabilities	16,128	13,968
Operating lease obligations, long-term portion	7,996	8,829
Total liabilities	24,124	22,797
Total stockholders' equity	166,049	196,791
Total liabilities and stockholders' equity	$190,173	$219,588